UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HealthWarehouse.com, Inc.
(Name of Registrant as Specified In Its Charter)

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IMPORTANT INFORMATION FROM YOUR BOARD OF DIRECTORS

August 23, 2016

Dear Fellow Shareholder:

Your Board of Directors urges you to vote the enclosed WHITE proxy card today.  You may vote by telephone or the Internet by following the instructions on the WHITE card, or you may sign, date and mail the WHITE card today.  YOUR VOTE IS IMPORTANT!

Please do not vote any proxy sent to you by Rx Investor Value Corporation or its nominees or affiliates (the "RIVC Group").  If you have already done so, you can still vote the enclosed WHITE proxy card, as only your latest dated proxy counts.

YOUR  CURRENT  BOARD  PLANS TO MAXIMIZE  SHAREHOLDER  VALUE  BY:

•	Continuing to increase core prescription sales, which increased 49.3% in the June 30, 2016 quarter to the highest level in the Company's history!

•	Hiring an investment banker – we are reviewing multiple proposals received by us.

•	Exploring ALL strategic options, including a sale of the Company!

THE  RIVC  GROUP  WANTS  CONTROL  OF  YOUR  COMPANY  WITHOUT PAYING  ANYTHING TO  YOU, AND WANTS YOUR COMPANY TO PAY THEM!

•	The RIVC Group seeks to take control of your Board and control of your Company!

•	The RIVC Group has no plans to buy any shares of existing shareholders!

•	The RIVC Group wants your Company to pay them over 20% of the Company's total assets at June 30, 2016 if their nominees are elected in order to cover their costs!

•	The RIVC Group intends to issue additional shares of Company stock if they win, which we believe will result in SIGNIFICANT dilution of current shareholders!

WE URGE YOU TO REVIEW THE HISTORY OF MEMBERS OF THE RIVC GROUP

Jeff Holtmeier – a director nominee and a director of iSign Solutions, Inc. since August 2011

•	The stock price of iSign Solutions has DECLINED from a high of $150 per share in 2012 to $1.30 per share as of August 18, 2016, a decline of over 99%!
•	iSign Solutions has lost over $35 million since Mr. Holtmeier became a director!
•	The auditors for iSign Solutions say there is substantial doubt about iSign's ability to continue as a going concern.

Rob Smyjunas – one of two directors of RIVC and one of two shareholders of RIVC

•	Filed for personal bankruptcy in 2011, claiming $2.9 million in assets and $32.7 million in liabilities!

Bruce Bedrick, a member of the RIVC Group who joined RIVC in filing a group Schedule 13D with respect to the common stock of your Company and former CEO of Medbox, Inc.

•
The Securities and Exchange Commission ("SEC") recently advised Medbox that it has made a preliminary determination to recommend an enforcement action against Medbox in connection with misstatements by Bruce Bedrick and other prior management in Medbox's financial statements for 2012, 2013 and the first three quarters of 2014!  The SEC gave Medbox an opportunity to respond to the issues raised by the SEC prior to commencing any enforcement action.

•	Bruce Bedrick was Chief Executive Officer of Medbox, Inc. from December 2011 to July 23, 2014, when he resigned.
•	During his tenure, the price of Medbox common stock DECLINED from a high of $205.00 per share on November 15, 2012 to $13.80 per share on July 23, 2014!
•	In March 2015, Medbox restated its financial statements for 2012, 2013 and the first three quarters of 2014.
•
In October 2015, Medbox agreed to settle various class action lawsuits in order to avoid the costs, risks and uncertainties inherent in litigation, with Bruce Bedrick to contribute 300,000 shares of Medbox common stock to a settlement escrow account – the terms of the settlement are still subject to final approval by the court.

Mark Scott, one of the RIVC Group's director nominees

•	Mr. Scott violated the federal securities laws by having short-swing profits in the Company's common stock in violation of Section 16(b) of the Securities Exchange Act.
•	Mr. Scott was required to disgorge his short-swing profits.

Michael Peppel, a consultant to RIVC who is soliciting proxies on behalf of RIVC

•
Mr. Peppel was convicted of violating federal securities laws, was imprisoned for nearly two years, was fined $5 million, and is banned from life from serving as a director or officer of any public company.  The following is a link to a recent article in the Cincinnati Business Courier regarding Mr. Peppel: http://tinyurl.com/hewa-bc.  The group's SEC filings state Mr. Peppel is a consultant to RIVC and a participant, despite Mr. Holtmeier's contrary statements to the reporter in this article.

WE  BELIEVE  THE  RIVC   GROUP   NOMINEES  DO  NOT  HAVE  ANY  EXPERIENCE  WITH VIPPS  ACCREDITED  PHARMACIES!

•	VIPPS is the Verified Internet Pharmacy Practices Site program for online pharmacies governed by the National Association of Boards of Pharmacy (the "NABP").

•
The NABP website lists Mark Scott's Glenway Pharmacy as one of its "Not Recommended Sites," which the NABP states is a list of "Internet drug outlets that appear to be out of compliance with state and federal laws or NABP patient safety and pharmacy practice standards, or sites that link to or refer patients to such sites, or sites that facilitate the dispensing of prescription medications in violation of state or federal law."  Such list is not based on any court finding of any violation of law.

•	We believe the pharmacies currently or previously operated by Mark Scott and Stephen Weiss NEVER RECEIVED VIPPS accreditation.

•
VIPPS-accredited pharmacies must comply with all licensing requirements, meet nationally endorsed standards of pharmacy practice, comply with standards regarding authentication and security of prescriptions, and adhere to quality assurance policies.

•	Your Company is currently 1 of 48 VIPPS-accredited pharmacies and is the only such pharmacy licensed in all 50 states that processes out-of-pocket prescriptions online.

•	The NABP states on its website that "with thousands of rogue sites illegally selling prescription drugs, VIPPS offers a way for legitimate sites to set themselves apart."

LOOK AT THE FINANCING THAT ISIGN SOLUTIONS DID UNDER HOLTMEIER!

•
In November and December 2015, iSign Solutions borrowed money from certain insiders and related parties at an interest rate of 24% PER YEAR!   Jeff Holtmeier, a nominee of the RIVC Group, has been a director of iSign Solutions since 2011.

•
The notes to the insiders were also originally convertible into common stock at a conversion price equal to 30% BELOW THE PRICE TO BE PAID BY THE PUBLIC if iSign Solutions did a registered public offering before the notes matured.

•	iSign Solutions filed a registration statement with the SEC on December 17, 2015, and its stock price closed at $10.125 on such date.

•
On May 19, 2016, iSign Solutions sold shares to the public at $1.74 per share.  While the insiders agreed to convert their notes at that price in exchange for also getting new five-year warrants, we note that the offering price was substantially below the stock price at the time the convertible notes were issued to the insiders!

•	We believe an INTEREST RATE OF 24% PER YEAR on debt to insiders that is convertible into common stock is excessive!

Please vote your shares by today.  You may vote over the Internet or by telephone by following the directions on your WHITE proxy card or by signing, dating and mailing the enclosed WHITE proxy card in the accompanying postage-paid envelope today.

On behalf of your Board of Directors, we thank you for your support.

/s/    Lalit Dhadphale
         Lalit Dhadphale
         President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact:

D.F. KING & CO., INC.
 48 Wall Street
New York, NY 10005
For shareholder questions: (800) 290-6431
 For banks and brokers: (212) 269-5550

Your Board of Directors recommends that you vote FOR each of the proposals on the enclosed WHITE proxy card. You may vote over the Internet or by telephone by following the directions on your WHITE proxy card. You may also vote by signing and dating the enclosed WHITE proxy card by returning it in the enclosed postage-paid envelope, as long as we receive it before the meeting.  Please remember to SIGN and DATE your card when you return it.

Your Board recommends that you not sign or return any Blue proxy card that you receive from the RIVC Group.  You should not sign a Blue proxy card to vote against the RIVC Group nominees, as doing so will cancel your vote in favor of your Board's nominees.  If you have already signed a Blue proxy card, you can change your vote by using the enclosed WHITE proxy card or by voting over the Internet or by telephone by following the directions on your WHITE proxy card.

The cost of soliciting proxies on behalf of your Board of Directors will be borne by the Company.  The Company has retained D.F. King & Co., Inc. ("D.F. King"), a proxy solicitation firm, in connection with the annual meeting for a fee of up to $25,000. In addition, we will reimburse D.F. King for its reasonable out-of-pocket expenses for soliciting proxies.  We have also agreed to indemnify D.F. King and related parties against liabilities and expenses arising out of its services to us in connection with the annual meeting, except where any such liabilities arise out of any willful misconduct or gross negligence of D.F. King or its related parties. D.F. King expects that approximately 25 of its employees will assist in the solicitation.  Our directors and executive officers may supplement the proxy solicitor's solicitation of proxies by mail, personally, by telephone, by facsimile transmission or by other electronic means at no additional compensation.  We estimate we may incur approximately $180,000 of expenses in furtherance of, and in connection with, this solicitation, approximately $140,000 of which has been incurred to date.  These expenses include attorney fees, printing and mailing costs, the fees of D.F. King and the costs of reimbursing record holders for forwarding our materials to the beneficial owners of our outstanding stock.  This estimate does not include (a) the costs normally expended for a solicitation for an election of directors in the absence of a contract, (b) the salaries and wages officers and regular employees of the Company, or (c) any costs associated with any potential litigation that may arise in connection with the proxy solicitation. In addition, the actual amount of expense we may incur could be materially different from what we currently estimate, depending on possible actions that might be taken by RIVC Group in connection with the Annual Meeting.

PLEASE TAKE THE TIME TODAY TO VOTE USING THE WHITE PROXY CARD.